Exhibit 8.1

List of Subsidiaries of IM Cannabis Corp.

Legal Entity	Jurisdiction	Relationship with the IM Cannabis Corp.
I.M.C Holdings Ltd. (“IMC Holdings”)	Israel	Wholly-owned subsidiary
Focus Medical Herbs Ltd. (“Focus”)	Israel	Private company over which IMC Holdings exercises “de facto control” under IFRS 10
IM Cannabis Holding NL B.V Netherlands (“IMC Holdings NL”)	Netherlands	Wholly-owned subsidiary of IMC Holdings
I.M.C. Pharma Israel Ltd. (“IMC Pharma”)	Israel	Wholly-owned subsidiary of IMC Holdings
I.M.C Farms Israel Ltd. (“IMC Farms”)	Israel	Wholly-owned subsidiary of IMC Holdings
IMCC Medical Herbs Ltd. (“IMCC Medical Herbs”)	Israel	Wholly-owned subsidiary of IMC Holdings
Xinteza API Ltd (“Xinteza”)	Israel	Subsidiary of IMC Holdings
Shiran Societe Anonyme (“Greece”)	Greece	Subsidiary of IMC Holdings
R.A. Yarok Pharm Ltd. (“Pharm Yarok”)	Israel	Wholly-owned subsidiary of IMC Holdings
Rosen High Way Ltd. (“Rosen High Way”)	Israel	Wholly-owned subsidiary of IMC Holdings
Revoly Trading and Marketing Ltd. dba Vironna Pharm (“Vironna”)	Israel	Subsidiary of IMC Holdings
Oranim Plus Pharm Ltd. (“Oranim Plus”)	Israel	Subsidiary of IMC Holdings
High Way Shinua Ltd. (“High Way Shinua”)	Israel	Subsidiary of IMC Holdings
Oranim Pharm (“Oranim Pharm”)	Israel	Subsidiary of Oranim Plus
Adjupharm GmbH (“Adjupharm”)	Germany	Subsidiary of IMC Holdings